Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 (File Number 333-267399) of Four Leaf Acquisition Corporation of our report dated July 1, 2022, except for Notes 1, 3, 4, 6 and 7 which are dated September 13, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Four Leaf Acquisition Corporation as of May 31, 2022 and for the period from March 3, 2022 (date of inception) through May 31, 2022 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

October 13, 2022